JOINT VENTURE AGREEMENT


As Co-owners:          Debbie Avey
                       The Blackhawk Fund



Joint Venture Title:   Oceanside Joint Venture


Ownership Split:       Debbie Avey (50)%
                       The Blackhawk Fund(50)%





	This agreement (the "Agreement) is entered into between Debbie Avey and The Blackhawk Fund, a Nevada corporation ("Blackhawk"). The parties hereto have agreed to associate themselves as Joint Venture Co-owners on the following terms and conditions:

                        Purpose of Joint Venture

	The purpose of this Joint Venture shall be the ownership and operation of a property bearing an address of 908 Mira Mar Place, Oceanside Ca. 92054 and being the real property in the State of California.

                       Joint Venture of Property

 	Legal title shall be acquired by this Joint Venture as tenants in common, each owning undivided interests, as follows:

		Debbie Avey		50 percent
		Blackhawk 		50 percent

                       Duration of Joint Venture

	This Joint Venture shall commence on execution of this Agreement by the parties and shall continue until dissolved by mutual consent of the parties or terminated as provided for in this Agreement.

                     Waiver of Right to Partition

	The parties hereto have agreed to take title to the subject property as tenants in common. The co-tenancy interests in the property of each of the co-owners are shown on the attached cover page as "Ownership Split." The parties hereby waive any right they may have to partition the property during the duration of this Agreement.

                     Payment of Holding Expenses

        Holding expenses are defined as the purchase money loan (Mortgage) obtained by Avey in the original principal amount of $1,000,000, property taxes, and insurance in an amount sufficient to protect any potential liability of the joint venture and its co-owners. Blackhawk shall be responsible for the payment of all holding expenses, including improvements made to the property upon mutual agreement.

Payment of Maintenance Expenses & Capital Improvements

        The parties agree to maintain the joint venture property in good repair and to perform capital improvements as needed. Blackhawk shall be responsible for the payment of all holding expenses. Blackhawk shall be the beneficiary of any rental income generated during the Term.

Assignment of Interest

	The co-owners shall not sell, assign, mortgage, borrow against, transfer or encumber their respective interest in the Joint Venture without first receiving the written consent to such transfer by the remaining Co-owners, which consent shall not be unreasonably withheld.

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                         Primary Obligations

	The co-owners shall have the duty to pay for insurance, property tax, loan, maintenance, management costs and improvements as defined respectively in Paragraphs entitled "Payment of Holding Expenses? and ?Payment of Maintenance Expenses & capital Improvements? and to refrain from assigning or encumbering their interest as defined in Paragraph entitled "Assignment of Interest."

                     Term, Extension of Agreement

	At 2 years, the parties may extend this Agreement, and at each anniversary thereafter this Agreement may be extended, by all co-owners executing a written extension hereof extending this agreement for a period of time upon mutual agreement by all parties to this Agreement.

                     Termination of Joint Venture

	The Joint Venture shall commence on execution of this Agreement and shall continue until the first of any of the following events occur:

		a. Sale of the Joint Venture property in accordance with the terms of this Agreement.

		b. 2 years from the date of this agreement, unless all co-owners agree to extension hereof in writing or the Co-Owners buy out the non-consenting Co-Owners; or

		c. Mutual agreement of all of the parties hereto.

	Sale proceeds shall be distributed in the following order as proceeds permit according to this provision when sale occurs at term without default.

                FIRST: To Blackhawk, the capital invested into Joint Venture, including but not limited to mortgage payments, improvements, taxes.

                SECOND: The balance due on the purchase money loans (Mortgage) shall first be deducted.

	        THIRD: Less seller closing costs.

	        FOURTH: To the extent of remaining proceeds, Debbie Avey will receive 50 percent of the proceeds and Blackhawk will receive 50 percent of the proceeds. Any commissions paid to the seller will be split 50/50.

                                   Notices

	All notices between the Joint Venture co-owners shall be in writing and shall be deemed duly served when deposited in the United States mail, certified, first-class postage prepaid, return receipt requested, addressed to the owners at the address of each individual owner as follows:

	If to Debbie Avey, at 120 Birmingham Dr. #110-G, Cardiff, Ca. 92007.

        If to Blackhawk, at 1802 N. Carson Street, No. 212-2705, Carson City,
         Nevada 89701-1230

                            Consents and Agreements

	Any and all consents and agreements provided for or permitted by this Agreement shall be in writing. Signed copies of all such consents and agreements shall be filed and kept with the books of the Joint Venture.

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                              State Law to Apply

	This Agreement shall be construed under and in accordance with the laws of the State of California. All obligations created under this Agreement are performable in California.

                                Parties Bound

	This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

                              Legal Construction

	If one or more of the provisions contained in this Agreement shall, for any reason, be held unenforceable in any respect, its unenforceability shall not affect any other provision and the Agreement shall be construed as if the unenforceable provision had never been included.


Date: June 28, 2006.


THE BLACKHAWK FUND
/s/ Steve Bonenberger.
By: steve Bonenberger, Chief Executive Officer


DEBBIE AVEY
/s/ Debbie Avey
By Debbie Avey